Exhibit 5.9
March 6, 2026 Eaton Corporation 1000 Eaton Boulevard Cleveland, Ohio 44122

Ladies and Gentlemen:

We have acted as New York counsel to Eaton Corporation, an Ohio corporation (the “Issuer”), and each of the guarantors listed on Parts A and B of Schedule I hereto (the “Covered Guarantors”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) of (i) a registration statement on Form S-3ASR (File No. 333-281174) on August 1, 2024 (the “Registration Statement”), (ii) a Prospectus, dated August 1, 2024, forming part of the Registration Statement (the “Base Prospectus”), and (iii) a prospectus supplement, dated March 4, 2026, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale of $1,500,000,000 in aggregate principal amount of the Company’s 3.850% Notes due 2028 (the “2028 Notes”), $1,500,000,000 in aggregate principal amount of the Company’s 3.950% Notes due 2029 (the “2029 Notes”), $1,500,000,000 in aggregate principal amount of the Company’s 4.200% Notes due 2031 (the “2031 Notes”), $1,000,000,000 in aggregate principal amount of the Company’s 4.500% Notes due 2033 (the “2033 Notes”), $2,000,000,000 in aggregate principal amount of the Company’s 4.800% Notes due 2036 (the “2036 Notes”), and $1,000,000,000 in aggregate principal amount of the Company’s 5.450% Notes due 2056 (the “2056 Notes” and, collectively with the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes and the 2036 Notes, the “Notes”). The Notes are being issued pursuant to an indenture, dated as of May 9, 2025 (the “Base Indenture”), among the Issuer, the Covered Guarantors and each of the entities listed on Part C of Schedule I hereto (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the third supplemental indenture, dated as of the date hereof, among the Issuer, the Guarantors and the Trustee (the Base Indenture, as so supplemented, the “Indenture”). In connection with the issuance and sale of the Notes, the Issuer, the Guarantors and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters (collectively, the “Underwriters”), entered into an Underwriting Agreement, dated March 4, 2026 (the “Underwriting Agreement”), attached to the Terms Agreement dated March 4, 2026 (together with the Underwriting Agreement, the “Terms Agreement”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance and sale of the Notes.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Issuer and Guarantors, as applicable, as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

March 6, 2026
(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Indenture;

(d)	the Notes;

(e)	the Terms Agreement;

(f)	certificates of good standing of the Covered Guarantors, as applicable; and

(g)
(i) the certificates of incorporation (or equivalent documents) of the Covered Guarantors, (ii) the by-laws (or equivalent documents) of the Covered Guarantors and (iii) the resolutions or written consents, as applicable, of the Covered Guarantors relating to the filing of the Registration Statement, the Indenture and the Notes.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Issuer and the Guarantors, as applicable, and of public officials and upon statements and information furnished by officers and representatives of the Issuer and the Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Issuer and the Guarantors that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed herein, we are of the opinion that when the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement, (i) the Notes will constitute valid and binding obligations of the Issuer under the laws of the State of New York, enforceable in accordance with their terms, and (ii) the guarantees of the Notes by the Guarantors will constitute valid and legally binding obligations of the Guarantors under the laws of the State of New York, enforceable in accordance with their terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and, to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. For purposes of our opinions with respect to the Non-Covered Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of (i) Lisa Sutton, with respect to matters of Ohio law, (ii) McCann Fitzgerald, with respect to matters of Irish law, (iii) Clifford Chance LLP, with respect to matters of Dutch law, and (iv) White & Case (Luxembourg) S.à r.l., with respect to matters of Luxembourg law.

March 6, 2026
The opinion expressed above is limited to questions arising under the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We do not express any opinion as to the laws of any other jurisdiction.

In addition, we have assumed (a) that the Indenture has been authorized, executed and delivered by the Trustee, (b) that the Indenture and the Notes constitute valid and legally binding obligations of the parties thereto other than the Issuer and the Guarantors, enforceable against such parties in accordance with their respective terms, and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

The foregoing opinion as to enforceability of obligations of the Issuer and the Guarantors is subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Notes pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.10 to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Opinions”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

March 6, 2026
The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

SCHEDULE I

Guarantors

A.	Delaware Guarantors:

1.	Delaware Corporation:
Cooper B-Line, Inc.

2.	Delaware LLCs:
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Power Systems, LLC
Eaton Aerospace LLC
Eaton Electric Holdings LLC
Eaton Filtration LLC
Wright Line LLC

B.	New York Guarantor:

1.	New York Corporation:
Cooper Wiring Devices, Inc.

C.	Other Guarantors:

1.	Eaton Capital Unlimited Company

2.	Eaton Leasing Corporation

3.	Eaton Aeroquip LLC

4.	Eaton Controls (Luxembourg) S.à r.l.

5.	Eaton Technologies (Luxembourg) S.à r.l.

6.	Eaton Domhanda Unlimited Company

7.	Cooper Industries Unlimited Company

8.	Turlock B.V.

9.	Eaton Corporation plc

Schedule I – 1